Exhibit 107

Calculation of Filing Fee Tables

Form F-1

(Form Type)

Addex Therapeutics Ltd.

(Exact Name of Registrant as Specified in Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule		Amount Registered	Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Shares, nominal value CHF 1 per share (1)	457	(c)	25,500,000	$1.37	(2)	$34,935,000.00	0.0000927	3,238.48	N/A	N/A	N/A	$	N/A
Fees Previously Paid	N/A	N/A	N/A		N/A	N/A		N/A	N/A	N/A	N/A	N/A	N/A		N/A
Carry Forward Securities
Carry Forward Securities	N/A	N/A	N/A		N/A	N/A		N/A	N/A	N/A	N/A	N/A	N/A		N/A
	Total Offering Amounts								0.0000927	$3,238.48
	Total Fees Previously Paid									$-
	Total Fee Offsets									$-
	Net Fee Due									$3,238.48

(1)	These ordinary shares are represented by ADSs, each of which represents six ordinary shares of the registrant. ADSs issuable on deposit of the ordinary shares registered hereby have been registered pursuant to a separate registration statement on Form F-6 (File No. 333-235561).
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act, based upon the average of the high and low prices of the registrant’s ADSs on the Nasdaq Capital Market on August 16, 2022, of $1.37.